Exhibit 99.1

Spirit AeroSystems, Inc. Commences Cash Tender Offer for

Any and All of Its Outstanding 5 1/4% Senior Notes Due 2022

WICHITA, Kan., May 22, 2018 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] (the “Company”) announced today that Spirit AeroSystems, Inc. (“Spirit”), its wholly-owned subsidiary, has commenced an offer to purchase for cash any and all of the $300 million outstanding principal amount of its 5 1/4% Senior Notes due 2022 (CUSIP No. 85205TAF7) (the “Notes”). The tender offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 22, 2018, and a related Letter of Transmittal and Notice of Guaranteed Delivery, which set forth the terms and conditions of the tender offer in full detail. The tender offer is open to all registered holders of the Notes. The purpose of the tender offer is to retire debt associated with the Notes.

Holders must validly tender their Notes or deliver to the information agent a properly completed and duly executed Notice of Guaranteed Delivery in accordance with the instructions described in the Offer to Purchase at or prior to 5:00 p.m., New York City time, on May 29, 2018 (such date and time, as they may be extended, the “Expiration Time”). Notes validly tendered and not validly withdrawn at or prior to the Expiration Time will be eligible to receive the purchase price of $1,028.50 per $1,000 principal amount of Notes tendered. Tendering holders will also receive accrued and unpaid interest from the last applicable interest payment date to, but not including, the settlement date of the tender offer.

Tendered Notes can only be withdrawn before the Expiration Time (the “Withdrawal Deadline”). Following the Withdrawal Deadline, holders who have tendered their Notes may not withdraw such Notes unless Spirit is required to extend withdrawal rights under applicable law.

Spirit expressly reserves the right, in its sole discretion, subject to applicable law, to terminate the tender offer at any time prior to the Expiration Time. The tender offer is subject to the satisfaction of various conditions set forth in the Offer to Purchase, including the receipt by Spirit of proceeds from a proposed debt financing on terms reasonably satisfactory to Spirit. The tender offer is not contingent upon the tender of any minimum principal amount of Notes. Spirit reserves the right to waive any one or more of the conditions at any time.

BofA Merrill Lynch is acting as the sole dealer manager for the tender offer. The depositary and information agent for the tender offer is Global Bondholder Services Corporation. Questions regarding the tender offer may be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-2113 (collect). Requests for copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery, may be directed to Global Bondholder Services Corporation, telephone number (866) 470-4500 (toll free) and (212) 430-3774 (for banks and brokers) or by visiting http://gbsc-usa.com/Spirit [gbsc-usa.com].

The Offer to Purchase, the related Letter of Transmittal and the related Notice of Guaranteed Delivery are expected to be distributed to holders of Notes beginning today.

None of Spirit, its board of directors, the information agent or the dealer manager makes any recommendation as to whether holders of the Notes should tender or refrain from tendering the Notes.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell securities. The tender offer is being made solely by means of the Offer to Purchase and the related Letter of Transmittal. In any jurisdiction where the laws require a tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on behalf of Spirit by the dealer manager, or one or more registered brokers or dealers under the laws of such jurisdiction.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the terms of the tender offer. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the Company’s business in general, please refer to the Company’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and its Quarterly Report on Form 10-Q for the period ended March 29, 2018.

About Spirit AeroSystems, Inc.

Spirit AeroSystems designs and builds aerostructures for both commercial and defense customers. With headquarters in Wichita, Kansas, Spirit operates sites in the U.S., U.K., France and Malaysia. The company’s core products include fuselages, pylons, nacelles and wing components for the world’s premier aircraft. Spirit AeroSystems focuses on affordable, innovative composite and aluminum manufacturing solutions to support customers around the globe. More information is available at www.SpiritAero.com.

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Contact:        Fred Malley, Corporate Communications

(316) 523-1233